                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:

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                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Brown-Forman Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
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

                   [LETTERHEAD OF BROWN-FORMAN CORPORATION]


         OWSLEY BROWN II
           CHAIRMAN AND
     CHIEF EXECUTIVE OFFICER


                                 June 30, 1998


     Dear Brown-Forman Stockholder:

     It is my pleasure to invite you to attend the Annual Meeting of our
     Stockholders:

                            Thursday, July 23, 1998
                            9:30 A.M. (Eastern Daylight Time)
                            Actors Theatre of Louisville
                            316 West Main Street
                            Louisville, Kentucky

     PLEASE NOTE THE NEW LOCATION FOR THE MEETING. There will be ample parking on parking level one in the Galt House East Garage, which can be entered from Fourth Street, north of Main. Brown-Forman personnel will be at the parking garage to help direct you to the meeting.

     I hope you can attend the meeting to hear a discussion of our business over the past year. Whether or not you can attend, all Class A Stockholders are urged to fill in the attached voting card and return it to us. Your vote is very important.

                                        Sincerely,

                                        /s/ Owsley Brown

                   [LETTERHEAD OF BROWN-FORMAN CORPORATION]


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     Brown-Forman Corporation will hold its annual meeting for holders of its Class A Common Stock AT ACTORS THEATRE OF LOUISVILLE, 316 West Main Street, Louisville, Kentucky, at 9:30 A.M., Louisville time (EDT), on Thursday, July 23, 1998.

     We are holding this meeting to:

        . elect a board of nine directors to hold office until the next annual stockholders' meeting; and

        . transact whatever other business may properly come before the meeting.

     You can vote at the meeting if you held Class A Common Stock of record on our books at the close of business on June 17, 1998. Holders of Class B Common Stock may attend the meeting but may not vote. We will not close the stock transfer books.

     Class A stockholders can vote either in person or "by proxy," which means you are designating someone else to vote your shares.

     FOR CLASS A STOCKHOLDERS, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,
     PLEASE:

        . SIGN AND DATE THE ENCLOSED PROXY CARD; AND

        . RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

     GIVING A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE YOUR SHARES IF YOU ATTEND THE MEETING AND DECIDE TO VOTE DIFFERENTLY IN PERSON.

     ONLY HOLDERS OF CLASS A COMMON STOCK MAY VOTE AT THE MEETING. WE ARE NOT ASKING FOR PROXY CARDS FROM HOLDERS OF CLASS B COMMON STOCK.

     We are enclosing a copy of our Annual Report for the fiscal year ended April 30, 1998, for you to review.

                                        Louisville, Kentucky
                                        June 30, 1998

                                        By Order of the Board of Directors
                                        Michael B. Crutcher, Secretary

                               TABLE OF CONTENTS


Questions and Answers                                                 1

Introduction                                                          3
     Purpose                                                          3
     Voting Stock                                                     3
     Voting Rights                                                    3

Election of Directors                                                 4
     Standing Committees                                              5
     Directors' Meetings                                              5

Stock Ownership                                                       6
     Voting Stock Owned by "Beneficial Owners"                        6
     Stock Owned by Directors and Executive Officers                  7
     Section 16(a) Beneficial Ownership Reporting Compliance          7

Executive Compensation                                                8
     Compensation Committee Report                                    8
     Summary Compensation Table                                      11
     Restricted Shares: Awarded, Vested, and Outstanding             12
     Option Grants under the Omnibus Plan                            13
     Aggregated Option Values at End of Fiscal 1998                  13

Retirement Plan Descriptions                                         14

Director Compensation                                                15

Five-Year Performance Graph                                          16

Other Information                                                    17
     Transactions with Management                                    17
     Appointment of Independent Accountants                          17
     Other Proposed Action                                           17
     Stockholder Proposals for 1999 Annual Meeting                   17

QUESTIONS AND ANSWERS

--------------------------------------------------------------------------------
Q:  What is this Proxy Statement's purpose?

A: By law, we must give our stockholders certain basic information so they can vote intelligently at our annual stockholder meeting.
--------------------------------------------------------------------------------
Q:  Who can vote?

A: Holders of our Class A Common Stock as of June 17, 1998. Neither Class B Common Stockholders nor Preferred Stockholders can vote.
--------------------------------------------------------------------------------
Q:  What am I voting on?

A: The election of all of our Board of Directors. You may also vote on any other matter that is properly brought before the meeting.
--------------------------------------------------------------------------------
Q:  What is the "Proxy Card" for?

A: By completing and signing the Proxy Card, you authorize the individuals named on the card to vote your shares for you.
--------------------------------------------------------------------------------
Q:  What if I submit a Proxy Card and then change my mind on how I want to vote?

A: No problem. You can revoke your proxy by writing us or by attending the meeting and casting your vote in person.
--------------------------------------------------------------------------------
Q:  Who are your nominees for directors?

A: We have nine directors. All of them are running for re-election. Each director is described briefly later in this Proxy Statement.
--------------------------------------------------------------------------------
Q:  Whom may I call with a question about the Annual Meeting?

A: For information about your stock ownership, or for other shareholder services, please call Linda Gering, our Stockholder Services Manager, at 502-774-7690. For information about the meeting itself, please call Michael Crutcher, our corporate Secretary, at 502-774-7631.
--------------------------------------------------------------------------------

                     [This page intentionally left blank.]

INTRODUCTION

--------------------------------------------------------------------------------
This section describes the purpose of this Proxy Statement, who can vote, and how to vote.
--------------------------------------------------------------------------------

Purpose. The Board of Directors (the "Board") of Brown-Forman Corporation ("we," "us," or "our" below) is sending you this Proxy Statement in connection with the solicitation of proxies for use at the annual stockholders' meeting to be held on Thursday, July 23, 1998, at Actors Theatre of Louisville, 316 West Main Street, Louisville, Kentucky, at 9:30 A.M., Louisville time (EDT). We are asking for the enclosed proxy relating to this meeting on the Board's behalf.

Beginning on June 30, 1998, we will solicit proxies by mail. Our employees may solicit proxies by mail, phone, fax, or in person. We will pay all solicitation costs. We will reimburse banks, brokers, nominees and other fiduciaries for their reasonable charges and expenses incurred in forwarding our proxy materials to their principals.

Voting Stock. We have two classes of common stock, Class A and Class B. Only holders of Class A Common Stock can vote, except in unusual cases as provided by Delaware law. As of the record date, June 17, 1998, we had 28,988,091 shares of Class A Common Stock outstanding.

Voting Rights. If you were a Class A stockholder on June 17, 1998, and your ownership was reflected on the books of our stock transfer agent, you are entitled to one vote for each share of record in your name. You may vote your shares either in person or by proxy. To vote by proxy, please mark, date, sign and mail the proxy card we enclosed with this Proxy Statement.

Giving a proxy will not affect your right to vote your shares if you attend the meeting and want to vote in person. You may revoke a proxy at any time before it is voted -- but only if our Secretary receives written notice of your revocation before your proxy is voted. All shares represented by effective proxies will be voted at the meeting (or any adjourned meeting) in accordance with the proxies' terms.

Directors need the affirmative vote of the holders of a majority of shares represented at the meeting to be re-elected. Likewise, a majority of the shares represented at the meeting must approve any other matters brought to a vote at the meeting. We will treat shares voted as "abstaining" as present for determining the number of shares present, but as shares withheld from election of a director. If a broker holding your shares in "street" name indicates to us on a proxy card that he or she lacks discretionary authority to vote your shares, we will not consider your shares as present or entitled to vote for any purpose.

ELECTION OF DIRECTORS

--------------------------------------------------------------------------------
This section gives biographical information about our directors and describes the committees they serve on and their attendance at meetings.
--------------------------------------------------------------------------------

At the Annual Meeting, you and our other shareholders will elect nine directors. Each will hold office until the next annual election of directors, or until his successor has been elected and qualified. All of our current directors are standing for re-election to the Board. The people named as proxies will vote the enclosed proxy FOR the election of all nominees below, unless you direct them on the proxy to withhold your vote. If any nominee becomes unable to serve before the meeting, the people named as proxies may vote for a substitute.

Here are the director nominees, their ages as of April 30, 1998, the years they began serving as directors, their business experience for the last five years, and their other directorships:

BARRY D. BRAMLEY, age 60, director since 1996. Non-Executive Chairman of
 Cornwell Parker, PLC since March, 1998; Chairman and Chief Executive Officer of British-American Tobacco Company Ltd. (London, England) from April 1988 to April 1996; Director of BAT Industries, PLC (London, England) from January, 1988 until April 1996. Other directorships: Anglia Maltings (Holdings), Ltd., Premier-Farnell PLC and Skandinavisk Tobakskompagni a/s.

GEO. GARVIN BROWN III*, age 54, director since 1971. Chairman of Trans-Tek, Inc.
 since 1988.

OWSLEY BROWN II*, age 55, director since 1971. Our Chairman since July, 1995 and our Chief Executive Officer since July, 1993; our President from 1987 to 1995. Other directorships: Hilliard-Lyons Trust Company, LG&E Energy Corp. and NACCO Industries, Inc.

DONALD G. CALDER, age 60, director since 1995. President and CFO, G.L. Ohrstrom
 & Co., Inc., a private investment firm, since March 1997; Vice President from October 1996 to February 1997; Partner of the predecessor partnership, G.L. Ohrstrom & Co., from 1970 to 1996. Chairman and CEO of Harrow Industries, Inc. since January 1997 and director since 1978. Vice President (from 1981 to 1996), Treasurer (from 1991 to 1993), and director (from 1981 to present) of Roper Industries, Inc. Other directorships: Carlisle Companies Incorporated and Central Securities Corporation.

OWSLEY BROWN FRAZIER*, age 62, director since 1964. Our Vice Chairman since
 1983.

___________________
 * Geo. Garvin Brown III, Owsley Brown II and Owsley Brown Frazier are first cousins. Each may be deemed a "control" person of ours because of his beneficial ownership of our Class A Common Stock.

RICHARD P. MAYER, age 58, director since 1994. Retired; former Chairman and
 Chief Executive Officer of Kraft General Foods North America (now Kraft Foods Inc.) from 1989 to February 1995. Other directorships: Dean Foods Company and True North Communications Inc.

STEPHEN E. O'NEIL, age 65, director since 1978. Principal, The O'Neil Group, since May, 1991. Other directorships: Alger American Fund, Inc., Alger Fund, Inc., Castle Convertible Fund, Inc., NovaCare, Inc., NovaCare Employee Services, Inc. and Spectra Fund, Inc.

WILLIAM M. STREET, age 59, director since 1971. Our Vice Chairman since 1987.
 Other director ship: National City Bank of Kentucky.

JAMES S. WELCH, age 68, director since 1976. Partner, Ogden Newell & Welch,
 Louisville, Kentucky, since 1959. Other directorship: Hilliard-Lyons Trust Company.

STANDING COMMITTEES. We have an Audit Committee, which in fiscal 1998 was composed of outside directors James S. Welch (chairman,) Barry D. Bramley, Richard P. Mayer, and Stephen E. O'Neil. We also have a Compensation Committee, which in fiscal 1998 was composed of outside directors Stephen E. O'Neil (chairman,) Richard P. Mayer and Donald G. Calder.

The Audit Committee:

   .  recommends to the Board the engagement of independent accountants;

   . considers and approves the range of audit and non-audit services performed by independent accountants and the fees for such services;

   . reviews our policies and procedures on maintaining accounting records and the adequacy of our internal controls;

   . reviews management's implementation of recommendations made by the independent accountants and internal auditors; and

   . reviews how well we comply with laws and regulations affecting our business.

It met twice during fiscal 1998.

The Compensation Committee sets the compensation of our most highly paid officers and administers short and long term bonus awards to these officers under the Brown-Forman Omnibus Compensation Plan (adopted by stockholders in 1995; discussed in more detail below). It met twice in fiscal 1998.

The Board has no standing nominating committee.

DIRECTORS' MEETINGS. The Board met seven times during fiscal 1998. Each current director attended at least 75% of the aggregate number of Board and applicable committee meetings held in fiscal 1998.

STOCK OWNERSHIP

--------------------------------------------------------------------------------
This section describes (a) people who own beneficially 5% or more of our voting stock and (b) how much stock our directors and executive officers own. Under the SEC's definition of "beneficial ownership," some shares are shown as owned by more than one person and are therefore counted more than once.
--------------------------------------------------------------------------------

VOTING STOCK OWNED BY "BENEFICIAL OWNERS." This table shows each "beneficial owner" of more than 5% of our Class A Common Stock, our only class of voting stock, as of April 30, 1998. The Securities and Exchange Commission defines "beneficial ownership" to include shares over which a person has sole or shared voting or investment power. Under this definition, "beneficial owners" may or may not receive any economic benefit (such as receiving either dividends or sale proceeds) from the shares attributed to them. UNDER THIS DEFINITION, SOME
SHARES SHOWN BELOW ARE OWNED BY MORE THAN ONE PERSON. Some "beneficial owners" share voting and investment powers as members of advisory committees of certain trusts of which corporate fiduciaries act as trustees. Counting each share only once, the aggregate number of shares of Class A Common Stock beneficially owned by the people in this table is 21,185,786 shares, or 73.1% of the outstanding shares of that class.

===========================================================================================================
                                        Amount and Nature of "Beneficial Ownership"
                              -----------------------------------------------------------------------------
Name and Address              Sole Voting and    Shared Voting and    Total Sole and Shared      Percent of
                              Investment Power   Investment Power   Voting and Investment Power    Class
===========================================================================================================
W.L. Lyons Brown, Jr.
 501 So. Fourth Avenue
 Louisville, Kentucky             403,605          14,063,446              14,467,051              49.9%

Owsley Brown Frazier
 850 Dixie Highway
 Louisville, Kentucky             606,228          11,560,978              12,167,206              42.0%

Dace B. Stubbs
 Log House Farm, Bell Road
 Bedford, Kentucky                      0           9,444,664               9,444,664              32.6%

Owsley Brown II
 850 Dixie Highway
 Louisville, Kentucky             523,092           5,299,448               5,822,540              20.1%

Ina B. Bond
 8215 West U.S. Highway 42
 Skylight, Kentucky               979,149           3,348,381               4,327,530              14.9%

Robinson S. Brown, Jr.
 5208 Avish Lane
 Harrods Creek, Kentucky          200,915           2,861,286               3,062,201              10.6%

Sandra A. Frazier
 424 Pennington Lane
 Louisville, Kentucky             166,728           2,116,314               2,283,042               7.9%
===========================================================================================================

STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS. The following table shows the "beneficial ownership" as of April 30, 1998, by each director nominee, by each Named Executive Officer (as defined on page 8) and by all directors and executive officers as a group, of our Class A and Class B Common Stock. As of April 30, 1998, no one on this table had any beneficial ownership interest in our 4% Cumulative Preferred Stock.

==========================================================================================================================
                                             Class A Common Stock                         Class B Common Stock
                             ---------------------------------------------------------------------------------------------
                                                          Sole & Shared Voting                            Sole & Shared
                              Voting & Investment Power    & Investment Power      Investment Power      Investment Power
                             ---------------------------------------------------------------------------------------------
                                                                        % of                                         % of
Name                           Sole           Shared       Total       Class      Sole       Shared       Total     Class
==========================================================================================================================
Barry D. Bramley                   100               0         100         *      1,000            0        1,000        *

Geo. Garvin Brown III           41,709       1,308,551   1,350,260      4.7%      7,389       62,676       70,065        *

Owsley Brown II                523,092       5,299,448   5,822,540     20.1%      2,790    4,737,814    4,740,604    11.9%

Donald G. Calder                 3,000               0       3,000         *          0            0            0        *

Owsley Brown Frazier           606,228      11,560,978  12,167,206     42.0%     60,086    7,842,965    7,903,051    19.8%

Richard P. Mayer                 3,000               0       3,000         *      3,000            0        3,000        *

Stephen E. O'Neil                    0               0           0         *          0        1,000/1/     1,000        *

Steven B. Ratoff                 6,835               0       6,835         *      1,000            0        1,000        *

Richard E. Stearns/2/            9,764               0       9,764         *        282            0          282        *

William M. Street               43,128         277,157     320,285      1.1%          0            0            0        *

James S. Welch                   4,800           1,800/3/    6,600         *          0            0            0        *

All Directors and            1,302,748      17,330,396  18,633,144     64.3%     93,955   12,599,455   12,693,410    31.7%
Executive Officers as a
Group/4/
==========================================================================================================================

   *   Less than 1%.

  /1/ Owned by The O'Neil Foundation, of which Mr. O'Neil is President. Mr. O'Neil disclaims beneficial ownership of these shares.

  /2/ Shortly after the end of the fiscal year, Mr. Stearns announced his resignation as President and Chief Executive Officer of Lenox, Incorporated to become President of World Vision U.S., a major humanitarian worldwide relief organization.

  /3/ Owned by Mr. Welch's wife. Mr. Welch disclaims beneficial ownership of these shares.

  /4/ In computing the aggregate number of shares and percentages owned by all directors and executive officers as a group, we counted each share only once.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Executive officers, directors, and "beneficial owners" of more than 10% of our Class A Common Stock must file reports of changes in ownership of our stock pursuant to Section 16(a) of the Securities Exchange Act of 1934. We have reviewed the reports and written representations we received from these people. Based solely on this review, we believe that, during fiscal 1998, all transactions were reported on a timely basis.

EXECUTIVE COMPENSATION

--------------------------------------------------------------------------------
 This section is a report from the Compensation Committee of the Board of Directors. Their report explains our compensation philosophy, how compensation decisions are made for our most senior executives, and how we comply with
 Section 162(m) of the Internal Revenue Code (which governs our ability to deduct the salaries of our most highly paid officers).
--------------------------------------------------------------------------------

COMPENSATION COMMITTEE REPORT

FUNCTION. The Compensation Committee ("we") is composed of three non-employee directors. We met twice in fiscal 1998 to review the compensation of the company's senior leadership. In addition, we received compensation recommendations prepared by the company's management.

We administer short and long term bonus plans for the company's nine senior executives, who are referred to as "Executive Officers." Within the Executive Officers group there are three subgroups:

     . the Top Three, who comprise the Executive Committee of the Board of Directors;

     . the Next Two, who, together with the Top Three, constitute the five most highly compensated Executive Officers; together those five are referred to as "Named Executive Officers"; and

     .    four additional Executive Officers.

Our committee sets the salaries for the Top Three. The company sets salaries for the remaining six Executive Officers.

COMPENSATION PHILOSOPHY. We set compensation targets for the nine Executive Officers using the same philosophy the company uses in setting compensation for all salaried employees: first, to offer sufficient compensation to attract, motivate and retain high-quality talent; and second, to tie bonus potential to the company's successful financial performance.

TOP THREE OFFICERS. We rely in part on survey data to set the salary and bonuses for the Top Three officers. We review the results of two different surveys, one from Hay Management Consultants and the other from Hewitt Associates. Hay surveys compensation of officers at companies that are approximately the same size as Brown-Forman (examples would include General Signal Corporation, The Whitman Corporation and Murphy Oil Corporation). Hewitt surveys companies in the consumer products business, regardless of size; this is the field from which we typically recruit executives (examples would include the Adolph Coors Company, Hershey Foods Corporation and The Seagram Company Ltd.). We blend this data (appropriately adjusted for the size of the company) on a 50%-50% basis to come up with compensation levels that we believe are representative of the market.

The compensation mix of the Top Three officers consists of salary (38%), annual bonus (27%), and long term compensation (35%). Salaries are set with respect to the market data. The targets for the annual bonus and long term cash bonus are based on Shareholder Value Added ("SVA"), which is after-tax income in excess of the company's cost of capital. Long term compensation consists of cash, which is paid based upon reaching SVA goals over three years, and stock options, which vest after three years and are exercisable within ten years.

We set compensation targets that are somewhat above the mid-market level to attract and retain the type of executives who will provide the fine leadership our company needs for success.

In considering compensation for fiscal 1998, we looked at the general trend of total pay increases for other top executives in the U.S. (approximately 6%), the compensation increases for company employees who are not eligible for bonuses (approximately 4%), and the company's performance during the last fiscal year. We decided that the aggregate compensation increase for the top three officers should be 4.8%.

NEXT TWO; OTHER EXECUTIVE OFFICERS. We set the short and long term bonus targets for: (a) the next two most highly paid officers, Mr. Ratoff and Mr. Stearns; and
(b) the company's four other executive officers, in each case upon the recommendation of the Management Compensation Review Committee, whose members are Owsley Brown II, William M. Street, and Owsley Brown Frazier. The Management Compensation Review Committee sets the salaries for Mr. Ratoff and Mr. Stearns and for the company's other four executive officers.

COMPLIANCE WITH TAX LAW LIMITS ON DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code limits to $1 million the amount of annual compensation an employer may deduct when paid to a Named Executive Officer. The law does, however, let employers deduct compensation over $1 million if it is "performance based" and paid under a formal compensation plan that meets the Code's requirements. We took appropriate steps in setting goals under the Omnibus Plan in a manner designed to assure the deductibility of all compensation paid to Named Executive Officers, and we expect the company to be able to deduct all fiscal 1998 compensation.

CONCLUSION. Based upon the information available at the time we set compensation for fiscal 1998 for Named Executive Officers, we believe that the levels of compensation were consistent with targeted levels and that compensation increases during fiscal 1998 were granted prudently.

Stephen E. O'Neil, Chairman           Richard P. Mayer          Donald G. Calder

--------------------------------------------------------------------------------
The next section contains charts that show the amount of compensation earned by our Named Executive Officers. As explained below, the "bonus" column of the Summary Compensation Table includes the current value of restricted stock previously granted, even though some of those shares of stock are not vested and may be forfeited.
--------------------------------------------------------------------------------

                          Summary Compensation Table

====================================================================================================================================
                                                              Annual                  Long Term
                                                           Compensation             Compensation
                                                        ------------------------------------------------
                                                                               Awards:        Payouts:
                                                                               Class B       Long Term        All Other
  Name and Principal Positions            Fiscal Year  Salary    Bonus (1)     Shares        Incentive         Compen-
                                             Ended       ($)        ($)      Underlying     Payments (2)      sation (3)
                                           April 30,                         Options (#)        ($)              ($)
====================================================================================================================================
Owsley Brown II                               1998     689,440     714,337     27,153         116,432            8,400
Chairman of the Board and Chief               1997     669,582     590,594     30,347         114,487           18,260
Executive Officer                             1996     656,670   1,161,098          0          99,578           18,039
====================================================================================================================================
William M. Street                             1998     497,117     510,074      3,857          74,072            8,400
Vice Chairman; President and Chief            1997     486,491     421,715      4,051          72,815           14,944
Executive Officer, Brown-Forman               1996     476,780     796,708          0          63,301           14,585
Beverages Worldwide
====================================================================================================================================
Owsley Brown Frazier                          1998     413,560     236,705      4,782          58,406            8,400
Vice Chairman                                 1997     404,932     192,095      5,298          57,430           12,101
                                              1996     393,755     388,308          0          49,968           11,459
====================================================================================================================================
Steven B. Ratoff                              1998     367,773     169,304      6,963               0            8,400
Executive Vice President                      1997     353,015     136,177      4,144               0           11,034
and Chief Financial Officer                   1996     338,444     251,769          0               0           60,320
====================================================================================================================================
Richard E. Stearns                            1998     404,000     269,112      7,587          28,062            6,000
President & CEO, Lenox Incorporated           1997     389,350     184,814      4,921          24,434            5,625
                                              1996     344,869           0          0          18,083            5,625
====================================================================================================================================

For 1997 we changed the composition of the bonus package we award to our senior executives. We no longer award restricted stock based on annual performance goals, so the bonus portion of annual compensation as shown in this table has been reduced. We now award up to 50% of long term bonus compensation as stock options, with the balance in cash to be paid at the end of three-year performance periods (when it will appear on this table as a long term compensation payout). Stock option values can increase or decrease; the present values (as of the grant date) of the stock option awards in the Long Term Compensation Awards column appear in the table on page 13.

(1) The "Bonus" column includes: (a) cash payments under the annual incentive plan; and (b) for fiscal year 1996, the total value (as of fiscal year end) of restricted shares awarded in that fiscal year. Bonuses shown for fiscal 1998 are estimates; actual bonuses are finalized after each year's proxy statement is finalized.

     (Note that, under Securities and Exchange Commission policy, the total value of restricted shares awarded in fiscal year 1996 appears in the annual compensation column, even though awards vest over several years and remain subject to being forfeited until they vest.)

     We pay dividends to holders of restricted shares as we do on unrestricted shares. See the table on the next page for shares awarded to these executive officers, shares vested during the last three fiscal years, and shares outstanding at the end of the last three fiscal years.

(2)  Represents Stock Appreciation Rights payouts.

(3) Represents our contributions to the Savings Plan on behalf of the Named Executive Officers. The 1996 figures also include additional Savings Plan contributions such officers may have elected (as well as medical reimbursement funds credited) under the Flexible Reimbursement Plan, discontinued in 1996. The 1996 figures for Mr. Ratoff, who was hired in 1995, include $56,403 that he received for moving expenses.

RESTRICTED SHARES: AWARDED, VESTED, AND OUTSTANDING

As shown in the "Awarded" column below, we stopped awarding restricted stock in fiscal 1996, when the Restricted Stock Plan was superseded by the Omnibus Plan. Prior awards will continue to vest according to the vesting schedules established at the time of each award.

======================================================================================
                                          Class A Common Stock
                      ----------------------------------------------------------------
             Fiscal         Awarded            Vested During          Outstanding at
              Year                                 Year                 End of Year
              Ended
Name       April 30,     #         $           #         $            #          $
======================================================================================
Brown         1998         0          0      26,964  1,417,295      4,465      234,692
              1997         0          0      14,015    707,757     31,429    1,587,165
              1996    16,359    638,001      12,507    487,773     45,444    1,772,316
======================================================================================
Street        1998          0         0      18,787    987,492       3,341     175,611
              1997          0         0      10,613    535,957      22,128   1,117,464
              1996     10,851   423,189       9,593    374,127      32,741   1,276,899
======================================================================================
Frazier       1998          0         0      10,690    561,893       2,145     112,747
              1997          0         0       6,711    338,906      12,835     648,168
              1996      5,594   218,166       5,966    232,674      19,546     762,294
======================================================================================
Ratoff        1998          0         0       4,084    214,665         625      32,852
              1997          0         0         626     31,613       4,709     237,805
              1996      3,459   134,901           0          0       5,335     208,065
======================================================================================
Stearns       1998          0         0       3,283    172,563       1,851      97,293
              1997          0         0       3,284    165,842       5,134     259,267
              1996          0         0       2,029     79,131       8,418     328,302
======================================================================================


Dollar values are based on the following fiscal year end closing prices (to the nearest cent):

                         =============================
                         Fiscal Year        Class A
                             End         Closing Price
                         =============================
                            1998             $52.56
                            1997             $50.50
                            1996             $39.00
                         =============================

Option Grants under the Omnibus Plan

Approved by stockholders in July 1995, the Omnibus Plan simplified our executive compensation program by combining the existing short term and long term bonus plans under a single "umbrella" plan. The Omnibus Plan took the place of both the Management Incentive Compensation Plan and the Restricted Stock Plan. In addition, the Omnibus Plan lets us offer different types of incentive compensation, including stock options, stock appreciation rights, market value units, and performance units. Stock options awarded in fiscal 1998 under this plan are described below.

For fiscal years beginning in 1996, the Compensation Committee implemented a new program for long term awards. Instead of restricted share awards, this program features overlapping three-year performance periods, awards payable primarily in cash, and stock options for the non-cash portion of awards. These features provide increased flexibility in tailoring performance goals to business units smaller than the company itself. This year, we granted options for approximately 250,000 shares of our stock; the grants to the Named Executive Officers are summarized in the table below. As required by the Omnibus Plan, we will buy all shares needed to exercise these options on the open market, so there will be no dilution of shareholder value by awarding authorized but unissued shares.

================================================================================================================
            Number of shares
                   of
             Class B Common     Percent of total options
  Name      Stock underlying      granted to employees       Per share     Expiration date:   Present Value
            options granted          in fiscal year        exercise price     April 30,     as  of grant date *
================================================================================================================
Brown           27,153                     11%                 $49.125           2007            $355,424
Street           3,857                      2%                 $49.125           2007            $ 50,477
Frazier          4,782                      2%                 $49.125           2007            $ 62,588
Ratoff           6,963                      3%                 $49.125           2007            $ 91,137
Stearns          7,587                      3%                 $49.125           2007            $ 99,310
===============================================================================================================

 * We used the Black-Scholes option pricing model to determine present value. We assumed a risk-free interest rate of 6.49%, stock price volatility of 22%, a yield of 2.20%, and option life of six years (to allow for voluntary early exercises and exercises that may accelerate as a result of disability, termination, retirement, or death).

Aggregated Option Values at End of Fiscal 1998

The following table summarizes all option grants which have been made through and including fiscal 1998. To date, no options have been exercisable.

=============================================================================================================
               Number of shares          Value realized in     Number of shares        Value of unexercised
  Name       acquired in fiscal 1998   fiscal 1998 by option     underlying          options at end of fiscal
             by option exercise               exercise       unexercised options              year *
=============================================================================================================
Brown                  0                         0                  57,500                  $825,761
Street                 0                         0                   7,908                  $111,973
Frazier                0                         0                  10,080                  $144,474
Ratoff                 0                         0                  11,107                  $137,175
Stearns                0                         0                  12,508                  $157,783
=============================================================================================================

 * This value is the total difference between the outstanding options' exercise price and $56.625, the closing price of our Class B Common Stock on April 30, 1998.

RETIREMENT PLAN DESCRIPTIONS

--------------------------------------------------------------------------------
This section describes retirement and savings plans we currently have in effect for our executives.
--------------------------------------------------------------------------------

Our executives participate in several different retirement and savings plans:

(1) Retirement Plans: We maintain both tax-qualified retirement plans and non-qualified supplemental excess retirement plans. Most salaried employees participate in the Salaried Employees Retirement Plan. This plan provides monthly retirement benefits based on age at retirement, years of service, and the average of the five highest consecutive years' compensation during the final ten years of employment. Retirement benefits are not offset by Social Security benefits, and are normally payable at age 65. A participant's interest in plan benefits vests after five years of service. The following table shows the estimated annual benefits (straight life annuity) payable upon retirement at normal retirement age to participants at specified levels of compensation and years of service:

===========================================================
Average Annual Highest 5
   Consecutive Years'       Years of Service Classification
  Compensation During       -------------------------------
     Final 10 Years          10 Years   20 Years   30 Years
===========================================================
       $  400,000            $ 68,599   $137,198   $205,798
-----------------------------------------------------------
       $  600,000            $103,599   $207,198   $310,798
-----------------------------------------------------------
       $  800,000            $138,599   $277,198   $415,798
-----------------------------------------------------------
       $1,000,000            $173,599   $347,198   $520,798
-----------------------------------------------------------
       $1,200,000            $208,599   $417,198   $625,798
-----------------------------------------------------------
       $1,400,000            $243,599   $487,198   $730,798
-----------------------------------------------------------
       $1,600,000            $278,599   $557,198   $835,798
===========================================================

Federal tax law limits the benefits that we might otherwise pay to key employees under "qualified" plans such as the Salaried Employees Retirement Plan. Therefore, for certain key employees, we also maintain a non-qualified Supplemental Excess Retirement Plan ("SERP"). The SERP provides retirement benefits to make up the difference between a participant's accrued benefit calculated under the Salaried Employees Retirement Plan and the ceiling imposed by federal tax law. SERP participants may choose to get a discounted current cash payment instead of a SERP retirement benefit. The SERP also provides supplemental retirement benefits for certain key employees who join us in mid-career, subject to special vesting requirements.

For the Named Executive Officers, covered compensation for fiscal 1998 for these plans and service credited as of April 30, 1998, were as follows: Owsley Brown II, $1,280,034 and 30 years; William M. Street, $918,831 and 30 years; Owsley Brown Frazier, $605,655 and 30 years; Steven B. Ratoff, $503,950 and 4 years and Richard E. Stearns, $588,814 and 11 years.

(2) Savings Plan: Subject to a maximum the IRS sets annually ($10,000 for calendar 1998), participants in our Savings Plan may contribute between 2% and 10% of their compensation to their Savings Plan accounts. Our match of participants' contributions is currently 4.25% (on the first 5% of the employee's contribution), and vests fully after four years of service.

DIRECTOR COMPENSATION

--------------------------------------------------------------------------------
This section describes how we compensate our directors.
--------------------------------------------------------------------------------

We do not pay our three employee directors additional compensation for serving on our Board or its committees. We compensate our directors who are not employees at an annual rate of $23,000, payable in equal monthly installments, plus $1,250 per Board meeting and $1,050 per committee meeting attended; committee chairmen get an additional $525 for chairing committee meetings. Under the Non-employee Director Compensation Plan, adopted in 1997, each director who is not an employee received options for $5,000 worth of Class B Common Stock (382 shares with a per share exercise price of $49.125 each)./1/ We reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors, and we provide an additional travel allowance to those directors who must travel to Board meetings from outside the United States.

--------------------
/1/ The present value of the options was determined using the Black-Scholes model described on page 13.

FIVE-YEAR PERFORMANCE GRAPH


--------------------------------------------------------------------------------
This chart shows how Brown-Forman Class B Common Stock has performed against three stock indexes over the last five years.
--------------------------------------------------------------------------------

This graph compares the cumulative total stockholder return on our Class B Common Stock against three indexes which include that stock: the Standard & Poor's 500 Stock Index, the Dow Jones Consumer Non-Cyclical Index (82 companies), and the S&P Beverage Alcohol Index (4 companies). As a diversified producer of both beverage alcohol products and consumer durables including china, crystal, luggage and silverware, our business does not easily fit into specific industry indexes. We included the Dow Jones Consumer Non-Cyclical Index as a diversified index, even though portions of our business are somewhat cyclical. While the S&P Beverage Alcohol Index might appear to be a reasonable one against which to measure our stock's performance, it contains only four companies, and those are unevenly matched in relative market capitalization./1/ Overall, we believe it is best to compare the cumulative total stockholder return on our Class B Common Stock not to a single index, but rather to trends shown by a review of several indexes.

These numbers assume that $100 was invested in our Class B stock and in each index on April 30, 1993, and that all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter. The cumulative returns shown on the graph represent the value that these investments would have had on April 30 in the years since 1993.


                       [PERFORMANCE GRAPH APPEARS HERE]

                             ---------------------------------------------------
                             1993     1994     1995     1996     1997     1998
-----------------------------===================================================
Brown-Forman Class B         $100     $115     $131     $161     $211     $242
--------------------------------------------------------------------------------
S&P 500                      $100     $105     $124     $161     $202     $284
--------------------------------------------------------------------------------
S&P Beverage Alcohol         $100     $109     $113     $140     $174     $208
--------------------------------------------------------------------------------
DJ Consumer Non-Cyclical     $100     $104     $136     $182     $247     $335
--------------------------------------------------------------------------------

-------------------

/1/ Relative capitalization shown in parentheses: Anheuser-Busch Companies
    (53%); The Seagram Company Ltd. (35% -- which has substantial holdings outside the beverage alcohol business); Adolph Coors Company (3%) and Brown-Forman (9%).

OTHER INFORMATION

--------------------------------------------------------------------
 This section sets out other information you should know before you cast your vote.
--------------------------------------------------------------------

TRANSACTIONS WITH MANAGEMENT

One of our directors, James S. Welch, is a partner in Ogden Newell & Welch, a Louisville law firm which rendered services to us during fiscal 1998. We also plan to use this firm's services in fiscal 1999.

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Our Board has appointed Coopers & Lybrand L.L.P. as the independent certified public accountants to audit our consolidated financial statements for the fiscal year ending April 30, 1999. Coopers & Lybrand L.L.P. has served us in this capacity continuously since 1933. We know of no direct or material indirect financial interest that Coopers & Lybrand L.L.P. has in us or any of our subsidiaries, or of any connection with us or any of our subsidiaries by Coopers & Lybrand L.L.P. in the capacity of promoter, underwriter, voting trustee, director, officer, or employee.

A Coopers & Lybrand L.L.P. representative will attend the annual meeting, will be given the opportunity to make a statement if he wants to, and will be available to respond to appropriate questions.

OTHER PROPOSED ACTION

As of June 30, 1998, we know of no business to come before the meeting other than the election of directors. If any other business should properly be presented to the meeting, however, the proxies will be voted in accordance with the judgment of the persons holding them.

STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

If you have a proposal you want to be considered at the 1999 Annual Meeting of Stockholders and to be included in the proxy materials for that meeting, we must receive it in writing by March 4, 1999.

                                     Louisville, Kentucky
                                     June 30, 1998

                                     By Order of the Board of Directors
                                     Michael B. Crutcher, Secretary

--------------------------------------------------------------------------------
P R O X Y

                            BROWN-FORMAN CORPORATION

           THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

              FOR USE BY HOLDERS OF SHARES OF CLASS A COMMON STOCK
                  ANNUAL STOCKHOLDERS' MEETING, JULY 23, 1998

THE UNDERSIGNED hereby appoint(s) Owsley Brown II, Owsley Brown Frazier, and William M. Street, and each of them, attorneys and proxies, with power of sub-stitution, to vote all of the shares of Class A Common Stock of Brown-Forman Corporation standing of record in the name of the undersigned at the close of business on June 17, 1998, at the Annual Meeting of Stockholders of the Corpo-ration, to be held on July 23, 1998, and at all adjourned sessions thereof, in accordance with the Notice and the Proxy Statement received, for the election of directors of the Corporation and upon such other matters as may properly come before the meeting.

Election of Directors, Nominees:
Barry D. Bramley; Geo. Garvin Brown
III; Owsley Brown II; Donald G. Calder;
Owsley Brown Frazier; Richard P. Mayer;
Stephen E. O'Neil; William M. Street;
James S. Welch
                               Change of Address

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                                                    -----------
                                                                    SEE REVERSE
                                                                       SIDE
                                                                    -----------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                                                      4762

[X} Please mark your votes as in this example.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BELOW BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED.
-------------------------------------------------------------------------------

                                          FOR*           WITHHELD
1. Election of Directors                  [_]              [_]
(see reverse)
*For all nominee(s), except vote withheld from the following:

-------------------------------------------------------------
2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
[_] Change of Address on Reverse Side

--------------------------------------------------------------------------------

SIGNATURE(S) _________________________________________  DATE __________, 1998
NOTE: Please mark, sign, date and return the proxy card promptly using the enclosed envelope. This proxy must be signed exactly as the name or names appear above. If you are signing as a trustee, executor, etc., please so indicate.
-------------------------------------------------------------------------------